Exhibit 99.1

Camden National Corporation Announces 13.33% Increase in Third Quarter 2004 Earnings Per Share Results

     CAMDEN, Maine--(BUSINESS WIRE)--Oct. 26, 2004--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation, (AMEX: CAC; the "Company"), today announced that earnings per diluted share increased 13.33% to $0.68 for the quarter ended September 30, 2004, compared to $0.60 per diluted share during the third quarter of 2003. Net income for the recently completed quarter was $5.3 million, which compared favorably to $4.7 million for the same period a year earlier.
     Daigle noted that while the banking industry continues to face the challenges of a protracted period of historically low interest rates, the Company continued a positive trend of steady financial results during the third quarter of 2004. "In part, our strategy focused on quality growth in the balance sheet, enhanced asset quality management practices, increased non-interest income generation and diligence in controlling non-interest expenses," said Daigle.
     Daigle continued to report that through the first nine months of 2004, earnings per diluted share of $1.90 represented an increase of 11.76% compared to $1.70 for the same three quarters in 2003. Net income of $14.7 million for the nine-month period ending September 30, 2004 was up 8.53% over the $13.6 million reported at the end of the third quarter in 2003. These results translated into a return on average equity of 16.23% and a return on average assets of 1.43% at September 30, 2004, which compared favorably to 15.11% and equally to 1.43%, respectively, at the same time a year ago.
     At September 30, 2004, record total assets of $1.4 billion were up 11.30% over the same period a year ago. Total deposits of $993.6 million increased 10.07% from levels reported at September 30, 2003. Total loans of $1.0 billion and investments of $290.4 million, representing the two largest asset categories, increased 9.42% and 24.60%, respectively, year-on-year.
     Daigle stated that a third quarter review of both affiliate bank loan portfolios by an independent third party confirmed Management's opinion that the UnitedKingfield Bank portfolio had stabilized and the Allowance for Loan and Lease Losses (ALLL) should be adjusted downward by $1.25 million. Unrelated to the UKB analysis, several loan relationships at Camden National Bank were negatively impacted by weather-related construction delays and a slower than expected tourist season, and Camden National Bank's ALLL was increased accordingly by $400,000. Daigle explained that the Company's traditionally conservative approach to asset quality resulted in the adjustments, but noted both banks' loan portfolios were of high quality, as evidenced by the level of non-performing loans to total loans, which at 0.76%, is up nominally from 0.70% at December 31, 2003. In addition, total net recoveries through the first nine months of the year were $201,600, a level well ahead of peer and industry averages.
     Commenting on a jury trial in September wherein Camden National Bank was a defendant in a lawsuit brought by a former commercial customer, Daigle reported that while 20 of the original 21 counts were dismissed, the jury did return a verdict against Camden National Bank on the one remaining count and awarded damages of $1.5 million. Management of Camden National Bank and the Company has reviewed this matter with counsel and the Company's outside auditors. Daigle stated that management continues to believe that the allegations are unfounded and that it is probable that this judgment will be reversed upon appeal. A motion has been filed asking the judge to reverse the jury verdict and accompanying award of damages. Accordingly, no reserve for potential settlement expenditure has been recorded as of September 30, 2004. A more detailed discussion will be available in the Company's September 30, 2004 Form 10-Q filed with the Securities and Exchange Commission.
     Daigle also noted that Management and the Board of Directors make every effort possible to ensure that all shareholders are informed of business activities and events that may affect the financial condition of the Company. This includes news releases, shareholder letters and the Company's quarterly and annual reports. In addition, each shareholder is encouraged to review the Company's filings with the Securities and Exchange Commission, which are available by contacting management or online at www.sec.gov, www.camdennational.com and www.unitedkingfield.com.
     Daigle further reported that the Board of Directors of the Company approved a dividend of $0.20 per share, payable on October 29, 2004 to shareholders of record on October 15, 2004. This represents an increase of 5.26% over the dividend paid for the same period a year ago. The stock price of Camden National Corporation ended the third quarter of 2004 at $34.51, an increase of $5.00, or 16.94% above the closing price at September 30, 2003.
     "As the Company embarks on its 130th year, we will endeavor to provide long-term, sustainable shareholder value by strengthening our commitment to building a superior business advantage through the delivery of service excellence to our Customer," concluded Daigle.

     Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) Index and the small-cap Russell 2000(R) Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 15 offices serving Central, Eastern and Western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

     This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

     Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

     These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


                      Camden National Corporation
                 (In thousands, except per share data)

                          Sept. 30,   Sept. 30,    Dec. 31,
                             2004        2003        2003
                        ----------- ----------- -----------
 Balance Sheet Data
 Assets                 $1,430,708  $1,285,474  $1,370,363
 Loans                   1,043,294     953,492     966,855
 Allowance for Loan
  and Lease Losses          13,651      14,491      14,135
 Investments               290,389     233,051     303,749
 Deposits                  993,597     902,692     900,996
 Borrowings                301,838     254,057     338,408
 Shareholders' Equity      124,550     116,815     119,706

 Tier 1 Leverage
  Capital Ratio               8.00%       8.03%       8.10%
 Tier 1 Risk-based
  Capital Ratio              11.41%      11.43%      11.50%
 Total Risk-based
  Capital Ratio              12.66%      12.69%      12.80%

 Allowance for loan
  and lease losses to
  total loans                 1.31%       1.52%       1.46%
 Non-performing loans
  to total loans              0.76%       0.46%       0.70%
 Return on Average Equity    16.23%      15.11%      15.85%



                          Three Months Ended         Year To Date
                         9/30/2004   9/30/2003   9/30/2004  9/30/2003
                        ----------- ----------- ----------- ----------
 Income Statement Data
 Interest Income           $17,700      17,447     $52,897    $53,540
 Interest Expense            5,701       5,757      16,709     17,846
                        ----------- ----------- ----------- ----------
 Net Interest Income        11,999      11,690      36,188     35,694
 Provision for Loan
  and Lease Losses            (850)        185        (685)     1,050
                        ----------- ----------- ----------- ----------
 Net Interest Income
  after Provision for
  Loan and Lease Losses     12,849      11,505      36,873     34,644
 Non-interest Income         2,729       2,531       8,630      7,549
 Non-interest Expense        7,784       6,938      23,547     22,038
                        ----------- ----------- ----------- ----------
 Income before
  Income Taxes               7,794       7,098      21,956     20,155
 Income Taxes                2,538       2,350       7,230      6,587
                        ----------- ----------- ----------- ----------
 Net Income                 $5,256      $4,748     $14,726    $13,568
                        =========== =========== =========== ==========

 Efficiency ratio            52.85%      48.79%      52.54%     50.96%

 Per Share Data
 Net income per share        $0.68       $0.60       $1.91      $1.70
 Net income per
  diluted share              $0.68       $0.60       $1.90      $1.70
 Weighted average
  shares outstanding     7,656,939   7,894,807   7,701,805  7,966,384


     CONTACT: Camden National Corporation
              Suzanne Brightbill, 207-230-2120
              sbrightbill@camdennational.com